Exhibit 5.1

                                                      September  13,  2000

MathSoft,  Inc.
101  Main  Street
Cambridge,  MA  02142

RE:    Registration  Statement  on  Form  S-8  Relating  to  the
       Amended  and  Restated  1992  Stock  Plan  (the  "Plan")

Ladies  and  Gentlemen::

     Reference is made to the above-captioned registration statement on Form S-8 (the "Registration Statement") filed by MathSoft, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 750,000 shares of Common Stock, $.01 par value, of the Company issuable pursuant to the Plan (the "Shares").

     We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Third Restated Articles of Organization and Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                Very  truly  yours,

                                                TESTA, HURWITZ & THIBEAULT, LLP


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